Exhibit 99.1

BitMine Immersion Technologies, Inc. Announces Entry into Joint Venture, Entry into Line of Credit, Buyout of Hosting Agreement, and Trinidad Operations Update

Atlanta, October 19, 2022 (Globe Newswire) -- BitMine Immersion Technologies, Inc. (“Bitmine”) (OTC: BMNR) announced a number of developments in its business.

Shift in Primary Business Focus to Self-Mining

Jonathan Bates, BitMine CEO was quoted as saying- “As time has passed and we have received our datacenter equipment and supporting electrical infrastructure equipment, the price of Bitcoin Mining ASIC Computers has steadily dropped. These ASIC miners are selling at a fraction of their price from a year ago. Our original plan was to host others’ ASIC miners, and self-mine with a small percentage of our capacity. Given the sharp drop in ASIC prices, we feel that focusing on self-mining is a better use of our datacenter equipment and a better use of firm capital at this time. While we still plan to host for others, we intend to shift a greater percentage of our business mix in favor of self-mining relative to hosting, as long as the distress in ASIC miner prices continues. We will also pursue joint ventures and partnerships where our infrastructure equipment can be paired with ASIC miners valued at current prices.”

ROC Digital Joint Venture

On October 13, 2022, Bitmine entered into a joint venture with Roc Digital Mining Manager LLC (“ROC Manager”) with regard to a hosting location in Pecos, Texas which has a capacity of 5-6 megawatts over a five year period. Under the joint venture, the Company acquired a 30% interest in ROC Manager, which is the manager of ROC Digital Mining I LLC (the “ROC Operating”). Bitmine made a capital contribution to ROC Operating of $1,056,000, consisting of one immersion container unit valued at $300,000, six GE Protec 1500 KVA transformers valued at $750,000, and $6,000 cash. Bitmine also sold ROC Operating four immersion container units for $1,200,000. The purchase price for the containers is payable pursuant to a promissory note that bears interest at 5% per annum and is payable through 42 monthly payments of $31,203.64 until it is paid in full. In addition, the note is secured by a lien against the four containers. The joint venture intends to purchase ASIC miners to mine Bitcoin for its own account, rather than hosting miners for third parties. ROC expects to be operational by the end of November 2022. In addition, Bitmine is entitled to locate one hosting container at the site which it may use for mining for its own account or hosting for third parties, and expects to pay a pro rata portion of the lease and other operating costs of the site.

$1,000,000 Line of Credit

In order to ensure that Bitmine has the ability to execute its expansion initiatives, Bitmine has entered into a line of credit with Innovative Digital Investors Emerging Technology, L.P. (“IDI”), a limited partnership controlled by Jonathan Bates, the Company’s Chairman, and Raymond Mow, the Company’s Chief Financial Officer and a Director. The line of credit provides for loans of up to $1,000,000 at the request of Bitmine to finance the purchase of equipment necessary for the operation of Bitmine’s business, and related working capital. Loans under the line of credit accrue interest at twelve percent (12%) per annum, compounded on a 30/360 monthly basis until the loans have been repaid in full. Bitmine has the right to submit draw requests under the line of credit until April 15, 2023. Each draw request is subject to the approval of IDI in its sole discretion. The amount drawn, plus all accrued interest therein, is repayable in full on December 1, 2023.

Termination of Hosting Agreement

On October 19, 2022, Bitmine entered into a Repurchase and Hosting Agreement (the “TCC Agreement”) with The Crypto Company (“TCC”), under which Bitmine agreed to repurchase certain ASIC miners which it had previously sold to TCC, purchase some additional ASIC miners owned by TCC, and terminate a hosting agreement between the Company and TCC. In February 2022, Bitmine sold TCC 70 Antminer T-17’s for $175,000 and 25 Whatsminers for $162,500, for a total purchase price of $337,500. TCC paid 50% of the purchase price in cash, and the balance by execution of a note payable to the Company for $168,750. Simultaneous with the sale, Bitmine and TCC entered into a hosting agreement under which the Company agreed to host the miners, along with other miners owned by TCC. Under the TCC Agreement, Bitmine will (a) accept the return of the 70 Antminer TY-17s for a credit of $175,000 as a warranty claim, (b) purchase the 25 Whatsminers for $62,500, and (c) purchase 72 Antminer T-19s from TCC for $144,000. The credit and purchase prices for the equipment will be applied to cancel the note, with the balance of $212,500 payable by Bitmine in cash. Upon consummation of the TCC Agreement, the hosting agreement will be terminated. The effective date of the TCC Agreement will not occur until Bitmine pays the net price due to TCC. The TCC Agreement will be null and void if the effective date does not occur within seven business days of the date of the TCC Agreement. Bitmine plans to use the 25 Whatsminers and 72 Antminer T-19s in its self-mining operations, as part of its transition from a hosting company to a self-mining company. Bitmine believes it can repair some of the 70 Antminer T-17s, which it will use for self-mining.

1

Trinidad Operations Update

In 2021, Bitmine entered into an agreement with a telecommunications company in Trinidad and Tobago Limited to co-locate up to 125 800 kw containers for hosting miners over 93 potential locations. Under the agreement, Bitmine has the option, but not the obligation, to co-locate containers at its own pace, and would pay a fixed amount per container, plus the actual electricity costs incurred by its containers. The electricity rate we expected to pay for our hosting containers was $0.035 cents per kwh based on the rate currently paid by the telecommunications company. In October 2022, we completed the installation of our initial hosting containers in Trinidad. However, prior to commencing operations, the telecommunications company advised us that the electric company would not honor its existing agreement with respect to electricity supplied to our hosting containers, and instead indicated that the rate would be approximately $0.09 per kwh. The telecommunications company has protested the decision. At this time, we are unable to predict how this dispute will be resolved, what form any resolution may take or how long any resolution may take. Accordingly, we are delaying the installation of additional containers in Trinidad until this dispute is resolved. Until the dispute is resolved, we intend to focus our efforts on purchasing or developing hosting locations in the United States and Canada, either directly or in joint ventures with other industry participants. Many of these opportunities have presented themselves in recent weeks and months, and they simply weren’t available 6-12 months ago.

BitMine Immersion Technologies, Inc. Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine Immersion Technologies' control, including those set forth in the Risk Factors section of BitMine Immersion Technologies’ Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2021, and its Form 10-Q filed on April 18, 2022, and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies’ filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates Chairman and CEO

info@bitminetech.io

Jonathan Bates

Chairman & CEO

BitMine Immersion Technologies, Inc.

OTC: BMNR

2030 Powers Ferry Road SE

Suite 212

Atlanta, GA 30339

2